JONES LANG LASALLE INCORPORATED PERFORMANCE SHARE UNITS AWARD AGREEMENT
(Under the Second Amended and Restated 2019 Stock Award and Incentive Plan)

Participant: <First Name> <Last Name>
Target Number of Performance Share Units: <Shares Awarded>
Date of Grant: <Grant Date>
Performance Period: January 1, 2024 through December 31, 2026
Vesting Date: March 31, 2027
Jones Lang LaSalle Incorporated, a Maryland corporation (the “Company”), hereby awards you the right to earn Performance Share Units (“Performance Share Units”) as described in this Award Agreement (the “Agreement”) under the Second Amended and Restated Jones Lang LaSalle Incorporated 2019 Stock Award and Incentive Plan (the “Plan”). The Performance Share Units (“PSU”) are intended to be a Stock-Based Award under the Plan. This Award is subject in all respects to the terms, definitions and provisions of the Plan, and any inconsistency of this Agreement with the Plan shall be interpreted in favor of the Plan. Capitalized terms used in this Agreement that are not specifically defined herein shall have the meanings ascribed to such terms in the Plan.

1.PERFORMANCE SHARE UNITS AWARD

(a)The target number of Performance Share Units set forth above is allocated among multiple performance measures, which, except as expressly set forth below, will vest subject to your continued service through the Vesting Date set forth above and the attainment of performance goals as follows and as set forth on Exhibit A.

(b)Except as provided below, you must remain in continuous service with the Company through the Vesting Date . If at any time prior to Vesting Date, you are no longer employed by or providing services to the Company or any Affiliate, any Performance Share Units hereunder shall be canceled and forfeited without the payment of consideration therefor, except as expressly provided below.

(c)Each of the PSU Goals in respect of the Performance Share Units shall be measured independently, and the attainment of any one such PSU Goal shall not affect the attainment or count towards the measurement of performance for any other PSU Goal except that the Relative Total Shareholder Return (“Relative TSR”) measure shall apply to the full Award.

2.DETERMINATION OF PERFORMANCE SHARE UNITS VESTED; FORFEITURES; SETTLEMENT

(a)Except as may be earlier determined in connection with a Change in Control (which in such case for purposes of the Plan, the Award shall be treated in the same manner as if it were a “Performance Compensation Award” under the Plan), in the first calendar quarter that begins following the end of the Performance Period, the Committee shall determine and certify the Company’s performance in relation to the applicable PSU Goals for the Performance Period. The Committee shall determine the extent to which Performance Share Units are earned on the basis of the foregoing and

Exhibit A, if any, subject to the fulfilment of your service obligation; provided, however, that, the Committee may exercise discretion to reduce or increase the amount of Performance Share Units earned in its assessment of performance in relation to PSU Goals, or in light of other considerations the Committee deems relevant (including, without limitation, any non-recurring or extraordinary events or circumstances). Any Performance Share Units that are not, based on the Committee’s determination, earned or deemed earned in respect of the Performance Period (or deemed to be vested in connection with a termination of service under Section 3 below) shall be canceled and forfeited.

(b)The number of Performance Share Units earned shall be rounded to the nearest whole Performance Share Unit, unless otherwise determined by the Committee. Performance Share Units will be settled by the Committee, to the extent earned or deemed earned hereunder, in shares of Common Stock based on the attainment of the PSU Goals as determined in accordance with Exhibit A, unless otherwise provided in this Agreement.

(c)Performance Share Units that vest shall be settled as soon as reasonably practicable, in accordance with Section 409A of the Code, to the extent applicable, following the Vesting Date and following the Committee’s determination and certification as set forth above (the “Payment Date”).

(d)Until shares of Common Stock are delivered to you in settlement of Performance Share Units, you will not have the rights of a shareholder of the Company with respect to the shares of Common Stock issuable in settlement of the Performance Share Units, including the right to vote the shares and receive dividends.

3.TERMINATION OF SERVICE

(a)Retirement. In the event of your Retirement prior to settlement of the Performance Share Units, you will be deemed vested in the Performance Share Units awarded for the Performance Period and earned based on the actual performance hereunder through the last day of the Performance Period, provided that your employment has not been terminated for, and you have not been notified of grounds constituting, Cause (as defined below) and subject to a signed Non-Compete / Non-Solicit form received within 30 days of your termination (“Retirement Vesting”). Any Performance Share Units deemed vested under this Section 3 shall be settled on the Payment Date.

In the event that the Committee identifies grounds for Cause after termination of your employment, then you shall not remain eligible for Retirement Vesting. “Cause” for purposes of this Agreement shall have the meaning set forth in your employment agreement, or if none, means (i) your failure to perform your job responsibilities in good faith, (ii) your falsification of Company records, theft, or failure to cooperate with an investigation, (iii) your use or distribution on the premises of the Company or any of the Company’s subsidiaries of illegal drugs, (iv) your conviction, plea of guilty or nolo contendere (or procedural equivalent of the foregoing) of any crime against the Company, any of the Company’s subsidiaries or any of their employees, or (v) your violation of the Company’s Code of Ethics or any material Company or subsidiary policy applicable to you.

(b)Death or Disability. In the event of your death or Disability prior to settlement of the Performance Share Units, you will be deemed vested in the amount of the Performance Share Units granted, measured at target subject to you or your estate or legal representative (as the case may be)

satisfying the Release Condition. Any Performance Share Units deemed vested under this Section 6 shall be settled within sixty (60) days following the date of such death or Disability.

(c)Voluntary or involuntary termination. In the event of your voluntary resignation or involuntary termination with or without Cause, any unvested Performance Share Units will forfeit.

4.DIVIDENDS

Dividend equivalents shall accrue from the Grant Date through the Payment Date in the same form, rate and time as dividends are accrued on shares of Common Stock. The dividend equivalent amounts credited shall be released based on the number of shares of Common Stock ultimately earned in the Performance Period hereunder at the same time as such shares of Common Stock (or cash) are distributed in respect of your Performance Share Units, subject in all cases to applicable withholding.

5.SECTION 409A

This Award shall be administered, operated and interpreted in accordance with Section 409A of the Code, to the extent applicable, and the Award is intended to be exempt from or comply with Section 409A of the Code, as applicable. The Company and Affiliates make no guarantees to you regarding the tax treatment of the Award or payments made under the Plan and shall have no liability in respect of any adverse tax consequences under Section 409A of the Code in the event that the Award fails to be exempt from or comply with Section 409A of the Code. If the Award is payable to you and you are determined by the Company to be a “specified employee ,” then such payment, to the extent payable due to your Termination of Service and not otherwise exempt from Section 409A of the Code, shall not be paid before the date that is six (6) months after the date of such Termination of Service (or, if earlier, the date of your death) and shall be paid on the first business day following such six (6) month anniversary (or death, as applicable).

6.DATA PRIVACY

Notwithstanding anything in the Plan to the contrary (including Section 15(bb) thereof), you consent to the collection, use and transfer of your personal information, including your name, home address and telephone number, date of birth, social security number or identification number, salary, nationality, job title, any shares or directorships held by the Company, details of all Performance Share Units or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (collectively the “Data”), for the purpose of managing and administering the Plan. You understand that the Company, its affiliates, or subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan or any other plan of the Company (through this Agreement and any other award which may have been or be in the future granted under the Plan or any such other plan), and that the Company, its affiliates, or subsidiaries may each further transfer Data to any third parties assisting the Company in the European Economic Area, or elsewhere, such as the United States or Canada. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan or any other plan of the Company (through this Agreement and any other award which may have been or be in the future granted under the Plan or any such other plan), including any requisite transfer to a broker or other third party with whom you may elect to deposit any Stock acquired upon issuance of Stock in accordance with this Agreement or any other award and such Data as may be required for the administration of the Plan or any other plan of the Company and/or the subsequent holding of Stock on your behalf. You understand that you may, at any time, view Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting your local Human Resources representative. Withdrawal of consent may, however, affect your ability to realize benefits from this Agreement or other awards.

7.CONFIDENTIALITY

During your employment with the Company, you will receive confidential, proprietary or non-public information concerning the Company, its clients and/or employees. This may include pricing, client proposals, compensation structures and performance evaluations, among many other types of information. You agree that:
(i)Company has given this kind of information to you in strict confidence;
(ii)You will keep all of it secret and confidential indefinitely; and
(iii)You will not disclose it, directly or indirectly, to anyone else or use it in any way except as Company may authorize within the scope of your employment.

Except as clearly necessary to carry out your job responsibilities, you will not attempt, or provide information to others that would allow them to attempt, to access the Company’s computer system or those computer systems of the Company’s clients.

Notwithstanding the above, you may disclose information to a federal, state or local government agency.

8.NON-SOLICITATION

To the furthest extent permitted by applicable law, as a condition of your acceptance of the Performance Share Units, for the duration of your employment with Company and for a period of twelve (12) months after your employment with Company terminates for any reason, you shall not, either directly or indirectly, or on behalf of any third party:

i.Solicit or induce other Company employees or independent contractors exclusively retained by Company to leave Company;

ii.Solicit or induce any clients that have existing or pending transactions or assignments with Company to discontinue or reduce: (a) their transactions or assignments with Company, or (b) their consideration with Company for pending transactions or assignments; or use Company trade secret information to solicit or induce any clients that have existing or pending transactions or assignments with Company.

After termination of employment with Company, you may, however, pursue transactions or assignments that are not pending with Company at the time your employment terminates.

If any provision of this Section 8 (Non-Solicitation) is deemed to be invalid or unenforceable under applicable law, this Section 8 (Non-Solicitation) will be considered divisible as to such clause, phrase, or article, and such clause, phrase, or article will thereafter be inoperative, provided however, the remaining provisions of this Section 8 (Non-Solicitation) will be valid and binding.

9.OPT-OUT

You have the right to opt-out of this Agreement provided that you notify the Company of your intent to do so within fifteen (15) days after this Agreement has been provided to you. Your election to opt-out will not be effective and you will be deemed to have consented and agreed to this Agreement unless your notice of intent to opt-out is received by the Company in writing at Equityawards@jll.com within such fifteen (15) day time period. If your opt-out has not been received within such fifteen (15) day time period, you will be deemed to have accepted this Performance Share Unit Awards and the terms and conditions set forth in this Agreement.

Agreed to by the Company as of the Date of Grant.

JONES LANG LASALLE INCORPORATED

EXHIBIT A
PERFORMANCE SHARE UNITS AWARD AGREEMENT
(Under the Second Amended and Restated 2019 Stock Award and Incentive Plan)
For the 2024-2026 Performance Period PSU Goals for the Performance Period
Except as provided for earlier in respect of a Change in Control, in the first calendar quarter that begins following the end of the Performance Period, the Committee shall determine and certify the extent to which Performance Share Units are deemed vested based on the Company’s Performance as outlined in the following grid and as adjusted by the below Relative TSR Performance Measure. The 2025 and 2026 PSU Adjusted EPS target shall be established by the Committee in the first quarter of each respective fiscal year:

Performance Measure	Weighting	Threshold	Target	Maximum
2024 PSU Adjusted EPS	25%	$8.19	$11.70	$15.21
2025 PSU Adjusted EPS	25%	TBD	TBD	TBD
2026 PSU Adjusted EPS	25%	TBD	TBD	TBD
2024-2026 Free Cash Flow Conversion Ratio	25%	45.5%	65.0%	84.5%

Relative TSR Performance Measure
Relative TSR performance shall modify the above weighted payout percentage as outlined in the table below:

Relative TSR Performance Level	Modification (as a % of above weighted payout percent)
Below 25th Percentile	- 20%
At or Between 25th and 75th Percentile	No Adjustment
Above 75th Percentile	+ 20%

Notwithstanding the foregoing, regardless of the Company’s percentile rank, if the Company’s Total Shareholder Return (“TSR”) over the Performance Period is negative, then no positive modification shall be applied.

The PSU Goals, the level of attainment, and/or the performance measures may be adjusted by the Committee to reflect non-recurring or extraordinary events as determined by the Committee in good faith. You shall vest in 50% of the target number of the Performance Share Units for “Threshold Performance,” 100% of the target number of Performance Share Units for “Target Performance,” and 200% of the target number of Performance Share Units for “Maximum Performance” in each case as adjusted for Relative TSR Performance Measure. Straight line interpolation is used to determine the applicable payout percentage between threshold and target and between target and maximum performance levels. For the avoidance of doubt, in no event may the payout percentage exceed 200%. Performance attainment below the threshold level for the applicable PSU Goal shall result in none of the applicable PSU Goal’s Performance Share Units vesting. Each measurement or reference in this Agreement in respect of any currency shall be in United States dollars.

Calculating the PSU Adjusted EPS performance
PSU Adjusted EPS shall mean (i) PSU Adjusted Net Income divided by (ii) the weighted average number of shares of common stock outstanding, plus the effect of dilutive potential common shares. Where PSU Adjusted Net Income shall mean GAAP Net Income adjusted to exclude restructuring and acquisition charges, net non-cash MSR and mortgage banking derivative activity, amortization of acquisition-related intangibles1, net (gain) loss on dispositions, interest on employee loans net of forgiveness, after-tax JLLT and LaSalle equity earnings (losses), tax impact of adjusted items and other non-recurring or extraordinary events as determined by the Committee in good faith.

Calculating the PSU Free Cash Flow Conversion Ratio performance
PSU Free Cash Flow Conversion Ratio shall mean (i) Free Cash Flow divided by (ii) PSU Adjusted Net Income, where Free Cash Flow is Cash from Operations less Distributions of Earnings from Investments less Capex.

Calculating the Relative TSR performance
Relative TSR shall mean the change in the value, expressed as a percentage over the Performance Period, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends. TSR will be calculated based on a beginning share price for Performance Period and a final share price of Performance Period. Beginning share price for Performance Period means the average closing price of the Company’s common stock for the final 20 trading days of the prior calendar year just preceding the beginning of the Performance Period. The final share price for Performance Period means the average closing price of the Company’s common stock for the final 20 trading days of the Performance Period. Achievement is calculated relative to the performance of the S&P 500 as a percentile ranking defined as the percentage of TSR values among the S&P 500 companies during the Performance Period that are lower than the Company’s TSR during the Performance Period. Companies that were publicly traded and constituents of the S&P 500 as of the beginning of the Performance Period but are no longer publicly traded as of the end of the Performance Period shall be excluded.
1 Excludes the noncontrolling interest portion of amortization of acquisition-related intangibles which is not attributable to common shareholders.